EXHIBIT 99.1

Keurig Dr Pepper Increases its Dividend by 6.7% and
Declares Quarterly Dividend for Q3

BURLINGTON, MA and FRISCO, TX (September 14, 2022) – Keurig Dr Pepper (NASDAQ: KDP) announced today that its Board of Directors has approved a 6.7% increase in its annualized dividend rate to $0.80 per share, from the current annualized rate of $0.75 per share, effective with the regular quarterly cash dividend announced today. The 6.7% increase, combined with the previous dividend increase announced in February 2021, will result in a 13.0% increase versus year-ago in cash dividends paid in 2022.

The increased regular quarterly cash dividend of $0.20 per share is payable in U.S. dollars on the Company's common stock on October 14, 2022 to shareholders of record on September 30, 2022.

KDP Contacts
Steve Alexander (Investors)
T: 972-673-6769 / steve.alexander@kdrp.com

Chethan Mallela
T: 646-620-8761 / chethan.mallela@kdrp.com

Katie Gilroy (Media)
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue approaching $13 billion and approximately 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit www.keurigdrpepper.com.
FORWARD LOOKING STATEMENTS
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